Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES RECORD FOURTH QUARTER EARNINGS

February 24, 2006 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced record fourth quarter earnings. On a per share basis, these earnings were $0.31 versus the $0.17 reported in the fourth quarter of 2004. All financial data in this release is reported in U.S. dollars, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended December 31, 2005 were $145,589,000 versus the $109,204,000 reported in the fourth quarter of 2004. Total gross profit was $36,147,000 (24.8% gross profit margin) in the fourth quarter of 2005 versus $24,282,000 (22.2% gross profit margin) reported in the comparable period of 2004. Income before discontinued operations was $11,179,000 in the fourth quarter of 2005 and $5,940,000 in the fourth quarter of 2004. Net income was $11,181,000 in 2005’s fourth quarter versus $5,932,000 in the comparable period of 2004.

Consolidated results per share for the fourth quarter of 2005 were earnings of $0.31 with 36,399,000 weighted average diluted common shares outstanding versus $0.17 with 35,905,000 weighted average diluted common shares outstanding in the fourth quarter of 2004.

Divisional pretax earnings from continuing operations in the fourth quarter of 2005 versus the fourth quarter of 2004 were: Fluids – $10,269,000 in 4Q 2005 and $4,714,000 in 4Q 2004; Well Abandonment & Decommissioning – $7,134,000 in 4Q 2005 and $5,416,000 in 4Q 2004; and, Production Enhancement – $6,899,000 in 4Q 2005 and $4,482,000 in 4Q 2004.

Financial data for the full year 2005, comparable data for 2004 and data relating to net income, as well as discontinued operations, are available in the accompanying exhibit to this press release.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “I am particularly gratified to see these record fourth quarter earnings, in spite of the residual effects to our businesses from hurricanes Katrina and Rita. It speaks to the underlying strength of all of our businesses. The greatest quarterly pretax profit gain (4Q 2005 versus 4Q 2004) came from our Fluids Division (up 118%). This reflects the recovery that has been ongoing in Fluids during much of the second half of 2005. These results came about in spite of the lingering effects from the hurricanes (reflected in the reduced rig count in the Gulf of Mexico). The Well Abandonment & Decommissioning Division (WA&D) showed pretax profit improvement of 32% over the fourth quarter of 2004. The storm related shut-in of oil and gas production actually caused Maritech to lose money in October, and to essentially break even in November. Maritech’s lack of earnings, when coupled with storm related downtime for our well abandonment and decommissioning services, held earnings to the 32% improvement. The 54% pretax profit improvement in Production Enhancement resulted from a combination of much higher production testing profits and higher Compressco profits.

“In 2006, TETRA anticipates significant profit improvement from all three divisions (see Earnings Guidance press release of January 5, 2006). However, much of our emphasis relates to building for the future, as we did with acquisitions in 2004, which benefited 2005, and acquisitions in 2005 that will benefit 2006 and beyond. Already in 2006, we have announced significant expenditures in WA&D, as well as in Fluids. The benefits of these new expenditures and other CapEx projects are expected to extend well beyond 2006. We plan to continue to aggressively pursue a policy of acquiring assets and companies that can enhance or expand upon our existing businesses.

“In our Fluids Division, TETRA recently announced that we will develop our brine reserves near Magnolia, Arkansas. This $100 million plus project will be completed in two phases (completions expected in late 2007 and 2009). This development will allow us to fully integrate our Clear Brine Fluids (CBFs) energy service business. It has taken TETRA over a decade to put the assets in place to allow it to undertake this project. The Magnolia project, along with our other Fluids Division assets, will make us the only fully integrated CBFs provider in the world. The assured availability of product at relatively stable prices should deliver added value to our oil and gas customers.

“We recently announced an expansion of our WA&D derrick barge fleet, with the acquisition of the DB-1 and the lease of the Anna IV. This gave us four spreads of equipment available for routine well abandonment and decommissioning work or for “emergency response” situations (destroyed or damaged platforms, wells or pipelines). We continue to believe that the Gulf of Mexico abandonment and decommissioning opportunities have created a growth business for a number of years.

“Maritech production continues to improve as new wells begin production and wells shut-in from the hurricanes come back on stream. We expect to be producing approximately 42 MMCF/D net equivalents by early March. When all shut-in production comes on stream, we expect to be producing over 50 MMCFE/D. Proved reserves at year end 2005 were approximately 8,000,000 barrels of oil (including gas liquids) and 42 BCF of natural gas with a pretax PV10% value of approximately $348,000,000. This is up from 2004 year end oil reserves of 2,646,000 barrels and 22.405 BCF of natural gas valued at $103,709,000 on pretax PV10%. On an equivalent basis, Maritech ended 2005 with approximately 90.2 BCFE of proven reserves, versus 38.3 BCFE at year end 2004, a 136% increase. This was achieved after production of 7.994 BCFE in 2005. We have budgeted for an active year of exploitation in 2006.

“Our Production Enhancement Division continues to generate increasing profitability. In 2006, we expect that our production testing business will continue to grow, both domestically and internationally. Recent contract awards give us great confidence in this prediction. Similarly, our Compressco subsidiary should continue to expand aggressively in the U.S. and internationally (particularly in Canada and Mexico).

“2005 was a record-setting year for TETRA. Our revenues, gross profits, earnings per share and split adjusted stock price all set records. These results were possible because of investments in equipment, technologies, companies and personnel made by TETRA in 2000 through 2004. 2006 will have the advantage of these past investments as well as investments made in 2005 and already in 2006. However, all our businesses have additional growth potential. We therefore fully expect to continue to add “bolt-on” accretive acquisitions to TETRA. These additions could augment 2006, and help position TETRA for the future,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$61,836	$50,160	$224,632	$152,674
WA&D Division	56,435	36,968	201,068	134,519
Production Enhancement Division	27,469	22,114	105,610	66,353
Eliminations and other	(151)	(38)	(291)	(360)
Total revenues	145,589	109,204	531,019	353,186

Gross profit (A)
Fluids Division	14,793	8,756	52,437	30,141
WA&D Division	11,319	8,327	39,381	28,931
Production Enhancement Division	10,331	7,362	39,159	19,319
Eliminations and other	(296)	(163)	(961)	(641)
Total gross profit	36,147	24,282	130,016	77,750

General and administrative expense	18,685	14,488	70,412	50,180
Operating income	17,462	9,794	59,604	27,570

Interest expense, net	1,663	1,457	5,983	1,676
Other income	577	126	3,587	465

** Income before taxes and discontinued operations (B)	16,376	8,463	57,208	26,359

Provision for income taxes	5,197	2,523	18,878	8,303

Income before discontinued operations	11,179	5,940	38,330	18,056

Discontinued operations:
Income (loss) from discontinued operations, net of taxes (B)	2	(8)	(268)	(357)

Net income	$11,181	$5,932	$38,062	$17,699

** Income before taxes and discontinued operations
Fluids Division	10,269	4,714	34,349	15,904
WA&D Division	7,134	5,416	26,207	17,133
Production Enhancement Division	6,899	4,482	26,766	11,150
Corporate overhead (includes interest)	(7,926)	(6,149)	(30,114)	(17,828)
Total	16,376	8,463	57,208	26,359

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.32	$0.18	$1.12	$0.54
Income (loss) from discontinued operations	$0.00	$(0.00)	$(0.01)	$(0.01)
Net income	$0.32	$0.18	$1.11	$0.53

Weighted average shares outstanding	34,769	33,771	34,294	33,556

Diluted per share information:
Income before discontinued operations	$0.31	$0.17	$1.06	$0.51
Income (loss) from discontinued operations	$0.00	$(0.00)	$(0.01)	$(0.01)
Net income	$0.31	$0.17	$1.05	$0.50

Weighted average shares outstanding	36,399	35,905	36,068	35,599

Depreciation, depletion and amortization (C)	$14,518	$9,905	$47,397	$32,551

(A) 2004 Gross Profit includes certain noncash charges that have been reclassified from G&A expenses to cost of revenues, therefore slightly modifying historic gross profit calculations.

(B) Information presented for each period reflects TETRA's Norwegian process service operations as discontinued operations.

(C) DD&A information includes loss from impairment of oil and gas property.

Balance Sheet	December 31, 2005	December 31, 2004
	(In Thousands)
Cash	$2,987	$6,103
Accounts receivable, net	147,982	86,544
Inventories	76,751	54,104
Other current assets	21,759	11,145
PP&E, net	353,855	223,020
Other assets	123,516	128,072
Total assets	$726,850	$508,988

Current liabilities	$134,796	$60,844
Long-term debt	157,270	143,754
Other long-term liabilities	150,637	68,209
Equity	284,147	236,181
Total liabilities and equity	$726,850	$508,988

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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